Exhibit 10.2

INFOSONICS CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

for

VERNON A. LOFORTI

This Executive Employment Agreement (this “Agreement”), is made and entered into as of April 1, 2018 and effective on March 13, 2018 (the “Effective Date”), by and between Vernon A. LoForti (“Executive”) and InfoSonics Corporation (the “Company”).

1.Employment by the Company.

1.1Position.  Executive shall serve as the Company’s Vice President of Corporate Development, Corporate Compliance and Investor Relations, reporting to Alfredo Carrasco, the Company’s Chief Financial Officer (“CFO”).  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except as permitted by Section 7.1 below and approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2Duties and Location.  Executive shall perform such duties as are customarily associated with his position and such other duties as are assigned to Executive by the CFO.  Executive’s primary office location shall be the Company’s office located in the San Diego, California.  Subject to the terms of this Agreement, the Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time and to require reasonable business travel.

1.3Policies and Procedures.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.Compensation.

2.1Base Salary.  For services to be rendered hereunder, Executive shall receive a base salary at the rate of $205,000 per year (the “Base Salary”), less required payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2Annual Bonus.  Executive will be eligible to earn an annual discretionary bonus (the “Annual Bonus”), payable in the Company’s discretion in cash (less required payroll deductions and withholdings) or in options, restricted stock or other equity interests.  Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the discretion of the Compensation Committee of the Company’s

Board of Directors and Executive’s achievement of objectives and milestones to be determined and approved by the Compensation Committee.  No amount of Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Executive must remain an employee in good standing of the Company on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus.

3.Company Benefits.  Executive shall be eligible to participate in the benefit and fringe benefit programs provided to Executive by InfoSonics Corporation prior to the merger with Cooltech.  Any such benefits shall be subject to the terms and conditions of the governing benefit plans.

4.Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.Equity.  Subject to approval by the Company’s Board of Directors, Executive will be eligible to receive periodic stock option or similar equity awards commensurate with other members of the Company’s management team.

6.Proprietary Information Obligations.

6.1Proprietary Information and NDA Agreement.  As a condition of employment, and in consideration for the benefits provided for in this Agreement, Executive shall sign and comply with the Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”) and Non-Disclosure Agreement (the “NDA”). In addition, Executive agrees to abide by the Company’s policies and procedures, as may be modified from time to time within the Company’s discretion.

7.Outside Activities and Non-Competition During Employment.

7.1Outside Activities.  Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates.  Subject to the restrictions set forth herein, and only with prior written disclosure to and written consent of the CEO, Executive may engage in other types of business or public activities.  The CEO may rescind such consent, if the CEO determines, in his sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict or compete with Executive’s duties to the Company or its affiliates.

7.2Non-Competition During Employment.  Throughout Executive’s employment with the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.  In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the Proprietary Information Agreement.

8.Termination of Employment; Severance Benefits.

8.1At-Will Employment.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

8.2Termination Without Cause or Resignation for Good Reason.  In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, then provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 9 below, the Company shall provide Executive with the following “Severance Benefits”:

8.2.1Severance Payments.  Severance pay in the form of continuation of Executive’s final Base Salary for a period of three (3) months following termination, less required payroll deductions and withholdings (the “Severance Payments”).  Subject to Section 10 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date.  For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

8.2.2Severance Benefit from Prior Employment Agreement.  The Company acknowledges that Executive was party to a prior employment agreement with the Company, that Executive was terminated without cause during the term of that agreement and is entitled to nine (9) months of severance benefits as a result of that termination.  The Company acknowledges that at such time Executive’s employment under this new Agreement with the Company is terminated for any reason and qualifies as a Separation from Service, the Company will make such severance payments as outlined in that prior employment agreement.

8.2.3Health Care Continuation Coverage Payments.

(i)COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending six (6) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(ii)Special Cash Payments in Lieu of COBRA Premiums.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), less required payroll deductions and withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

8.2.4Other.  If Executive materially breaches any continuing obligations to the Company (including but not limited to any material breach of the Proprietary Information Agreement) during the period of time that Executive is receiving any Severance Benefits, Executive will forfeit Executive’s entitlement to any then unpaid Severance Benefits, and the Company’s obligation to continue to pay or provide such Severance Benefits will immediately terminate as of the date of Executive’s material breach.

8.3Termination for Cause; Resignation Without Good Reason; Death or Disability.  Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits listed in Section 8.2 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment for any reason other than Good Reason, or Executive’s employment terminates due to Executive’s death or disability.

9.Conditions to Receipt of Severance Benefits.  To be eligible for any of the Severance Benefits pursuant to Sections 8.2 above, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”).  No Severance Benefits will be provided hereunder prior to the Release Effective Date.  Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

10.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.  If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective.  In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Executive to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year.  To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

11.Definitions.

11.1Cause.  For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of the Company or the

Board or lawful and reasonable policies and regulations of the Company or its affiliates; (iii) Executive’s willful and continued failure to faithfully and diligently perform the assigned duties of Executive’s employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or (v) Executive’s material breach of this Agreement, the Proprietary Information Agreement, or any written Company policies.

11.2Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (i) a material reduction in Executive’s Base Salary, unless pursuant to a salary reduction program applicable generally to the Company’s senior executives; (ii) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (iii) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.  In order for Executive to resign for Good Reason, each of the following requirements must be met: (iv) Executive must provide written notice to the CEO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (v) Executive must allow the Company at least 30 days from receipt of such written notice to cure such event, (vi) such event is not reasonably cured by the Company within such 30 day period (the “Cure Period”), and (vii) Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the Cure Period.

12.Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with and services for the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with and services for the Company, or the termination of Executive’s employment and services from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Miami, Florida (“JAMS”) or its successors before a single arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law.  Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee and any other fees or costs unique to arbitration.  Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13.General Provisions.

13.1Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery or the next day after sending by overnight carrier, to Executive’s primary office location and to Executive at the address as listed on the Company payroll.

13.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

13.3Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4Complete Agreement.  This Agreement, together with the Proprietary Information Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other agreements or promises made to Executive by anyone concerning Executive’s employment terms, compensation or benefits, whether oral or written (including but not limited any agreements or promises with or from the Company or any of its affiliates or predecessors). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

13.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

13.6Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.7Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

13.8Tax Withholding.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

13.9Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Florida, without regard to the conflict of laws rules.

In Witness Whereof, this Agreement shall be effective as of the Effective Date.

INFOSONICS CORPORATION

By: /s/  Mauricio Diaz

Mauricio Diaz

Chief Executive Officer

EXECUTIVE:

/s/  Vernon A. LoForti

Vernon A. LoForti